Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Pan Pacific Retail Properties, Inc. on Form S-8 of our report dated March 15, 2003, related to the consolidated financial statements of Center Trust, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standard 144, Accounting for the Impairment or Disposal of Long-Lived Assets), appearing in the Current Report on Form 8-K of Pan Pacific Retail Properties, Inc. dated March 15, 2003.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

May 22, 2003